Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Inhibrx, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value	Other (2)	1,239,179 (3)	$24.18	$29,963,348.22	0.0001102	$3,301.96
	Equity	Common Stock, $0.0001 par value	Other (4)	503,360 (5)	$25.28	$12,724,940.80	0.0001102	$1,402.29
	Total Offering Amounts					$42,688,289.02		$4,704.25
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	$—
	Net Fee Due				—	—	—	$4,704.25

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (“Common Stock”), of Inhibrx, Inc. (the “Registrant”) that become issuable with respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)    Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on March 1, 2023.
(3)    Represents additional shares of Registrant’s Common Stock reserved for issuance under the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan as of the date of this Registration Statement by operation of the plan’s “evergreen” provision.
(4)    Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average weighted-exercise price of such options.
(5)    Represents shares issuable upon the exercise of outstanding options issued as of the date of this Registration Statement pursuant to the Inhibrx, Inc. Amended and Restated 2017 Employee, Director and Consultant Equity Incentive Plan (as increased by operation of the plan’s “evergreen” provision).